Exhibit 99.1

Resources Connection, Inc. Reports Second Quarter Results for Fiscal 2020

Second Quarter Fiscal 2020 Highlights:

  Revenue $184.5 million, down 2.3% from prior year quarter, up 7.1% sequentially
  Gross margin percentage of 40.3%, an improvement of 140 basis points from prior year quarter
  SG&A as a percent of revenue improves 400 basis points sequentially
  Net income of $12.3 million, up 16.8% from $10.6 million in prior year quarter
  Diluted earnings per common share of $0.38, up 15.2% from $0.33 in prior year quarter
  Adjusted EBITDA increases to $22.7 million compared to $20.0 million in prior year quarter
  Adjusted EBITDA margin improves by 170 basis points to 12.3% compared to prior year quarter
  Cash dividends declared of $0.14 per share

IRVINE, Calif.--(BUSINESS WIRE)--January 2, 2020--Resources Connection, Inc. (Nasdaq: RECN), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the second quarter ended November 23, 2019.

Management Commentary

“We experienced an improvement in revenue in North America this quarter and modest strengthening in Europe – both good developments since the previous quarter,” said Kate W. Duchene, chief executive officer. “Despite the slight revenue dip year-over-year, we are actively managing the business to deliver more profit through gross margin improvement and lower SG&A. The pipeline is stronger heading into Q3 than it has been in 12 months and while year-over-year revenue is a tough comparable because of the peak of lease accounting project revenue in Q2 and Q3 last year, we are replacing that revenue stream with other opportunities, particularly in our Strategic Client Program with program and project management.”

RESOURCES CONNECTION, INC. SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except percentages and per share amounts)

	Three Months Ended			Six Months Ended
	November 23,	August 24,	November 24,	November 23,	November 24,
	2019	2019	2018	2019	2018
As reported (GAAP)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
North America	$152,422	$140,376	$153,823	$292,798	$299,994
Asia Pacific	12,716	13,086	11,813	25,802	23,516
Europe	19,369	18,763	23,163	38,132	43,847
Total revenue	$184,507	$172,225	$188,799	$356,732	$367,357

Gross margin	$74,377	$67,503	$73,421	$141,880	$141,572
Selling, general and administrative expenses	$53,755	$56,978	$54,959	$110,733	$111,325
Income before provision for income taxes	$17,674	$7,580	$15,705	$25,254	$24,940
Net income	$12,337	$4,939	$10,564	$17,276	$16,305

Effective tax rate	30%	35%	33%	32%	35%

Diluted EPS	$0.38	$0.15	$0.33	$0.54	$0.50
Cash dividends:
Per common share declared	$0.14	$0.14	$0.13	$0.28	$0.26
Total cash dividends paid	$4,475	$4,106	$4,095	$8,581	$7,887

	Three Months Ended		Six Months Ended
	November 23,	November 24,	November 23,	November 24,
	2019	2018	2019	2018

As adjusted (non-GAAP) (4)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Constant currency revenue (1)
North America	$152,446	$153,823	$292,825	$299,994
Asia Pacific	12,652	11,813	25,879	23,516
Europe	20,122	23,163	39,667	43,847
Total constant currency revenue	$185,220	$188,799	$358,371	$367,357

Organic revenue
North America (2)	$146,634	$153,823	$285,614	$299,994
Asia Pacific	12,716	11,813	25,802	23,516
Europe (3)	19,045	19,130	35,915	36,740
Consolidated (2)(3)	$178,395	$184,766	$347,331	$360,250

Constant currency organic revenue (1)
North America	$146,658	$153,823	$285,641	$299,994
Asia Pacific	12,652	11,813	25,879	23,516
Europe	19,774	19,130	37,305	36,740
Consolidated	$179,084	$184,766	$348,825	$360,250

Cash tax rate	29%	29%	29%	30%
Adjusted net income	$12,493	$11,119	$17,808	$17,408
Adjusted diluted EPS	$0.39	$0.34	$0.55	$0.54
Adjusted EBITDA	$22,671	$19,984	$34,580	$33,227

(1) Revenue and constant currency organic revenue, for the three and six months ended November 23, 2019 are measured on a constant currency basis while the comparable revenue for the three and six months ended November 24, 2018 is measured under GAAP. Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

(2) Veracity was acquired on July 31, 2019. Both the three month and six month periods ended November 23, 2019 are shown without revenue from Veracity to provide comparability to the same periods in fiscal 2019. See Reconciliation of GAAP to Non-GAAP financial measure below.

(3) We exited the Nordics and Belgium markets beginning second quarter of fiscal 2020. Results from the Nordics and Belgium are excluded from all periods presented to provide comparability. See Reconciliation of GAAP to Non-GAAP financial measure below.

(4) See definitions of Non-GAAP measures and Reconciliation of GAAP to Non-GAAP financial measures below.

Second Quarter Fiscal 2020

Revenue for the second quarter of fiscal 2020 decreased 2.3% compared to the second quarter of fiscal 2019 and increased 7.1% as compared to the first quarter of fiscal 2020. On a constant currency basis, revenue decreased 1.9% from the second quarter of fiscal 2019 and increased 7.3% from the first quarter of fiscal 2020. Revenue in the second quarter of fiscal 2020 included $5.8 million of revenue attributable to Veracity. Excluding the impact of the Veracity acquisition and the dispositions in fiscal 2020, revenue decreased $6.4 million, or 3.4% compared to the prior year quarter (3.1% on a constant currency basis). The decrease in revenue compared to the second quarter of fiscal 2019 reflected the impact of the wind-down of lease accounting implementation projects, partially offset by a favorable impact due to the timing of the Thanksgiving holidays.

Revenue increased sequentially reflecting a full quarter of revenue from Veracity, active revenue pipeline management and business development coupled with the impact of fewer holidays in the U.S. as well as a favorable seasonal impact (second quarter of fiscal 2020 included only Labor Day while the first quarter of fiscal 2020 included Memorial Day and July 4th holidays in the U.S. and summer holiday breaks taken by our consultants).

Gross margin for the second quarter was 40.3%, increasing 140 basis points from the second quarter of fiscal 2019, and increasing 110 basis points sequentially. The year-over-year increase is related primarily to improved bill/pay ratio as well as a decrease in holiday pay for consultants in the U.S. (second quarter of fiscal 2020 included only Labor Day while the second quarter of fiscal 2019 included Labor Day and Thanksgiving).

The sequential quarter improvement in gross margin is primarily due to a decrease in holiday pay for consultants in the U.S. as a result of fewer holidays and lower payroll taxes.

SG&A was $53.8 million, or 29.1% of revenue for the second quarter of fiscal 2020 and $55.0 million, or 29.1% of revenue for the second quarter of fiscal 2019. The year-over-year dollar decrease is attributable primarily to a decrease in incentive compensation as a result of lower revenue in the second quarter of fiscal 2020, lower costs associated with business expenses as we continue to manage discretionary spend closely and lower severance expense, partially offset by an increase in payroll and benefit costs due to additional headcount related to project delivery and digital transformation efforts, including Veracity.

Sequentially, SG&A as a percentage of revenue decreased by 400 basis points from 33.1% in the first quarter of fiscal 2020. SG&A improved significantly primarily due to tighter management of discretionary spending as well as fewer one-time costs in the second quarter of fiscal 2020 compared to the first quarter of fiscal 2020 which included acquisition costs related to Veracity and severance and other costs in connection with the exit activities in Europe.

First Half Fiscal 2020

Revenue for the first half of fiscal 2020 decreased 2.9% compared to the prior year period. On a constant currency basis, revenue decreased 2.4%. Revenue in the first half of fiscal 2020 included $7.2 million of revenue in North America attributable to Veracity. Excluding the impact of both the Veracity acquisition and the dispositions, revenue decreased $12.9 million, or 3.6% (3.2% constant currency), compared to the prior year period. The decrease in revenue on a comparable basis reflected the impact of the wind-down of lease accounting implementation projects as well as the completion of other large projects.

Gross margin for the first half of fiscal 2020 was 39.8%, increasing 130 basis points from first half of fiscal 2019. The year-over-year improvement is related primarily to an improved bill/pay ratio as well as a decrease in holiday pay for consultants due to fewer holidays in the U.S.

SG&A was $110.7 million, or 31.0% of revenue for the first half of fiscal 2020 and $111.3 million, or 30.3% of revenue for the first half of fiscal 2019. The year-over-year dollar decrease is primarily attributable to a decrease in incentive compensation expense as a result of lower revenue, lower costs associated with transformation and system implementation and business expenses, partially offset by an increase in acquisition costs as well as payroll and benefits due to additional headcount related to project delivery and digital transformation efforts, including Veracity.

For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with unexercised expiring stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, January 2, 2020. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 9, 2020 at 855-859-2056. The conference ID number for the replay is 5984947. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of Business Strategy & Transformation, Finance & Accounting, Risk & Compliance and Technology & Digital Innovation. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients, consultants and partners’ success.

RGP was founded in 1996 to help finance executives with operational needs and special projects created by workforce gaps. Our first-to-market, agile human capital model disrupted the professional services industry at a time when traditional talent models prevailed. Today’s new ecosystem for work embraces our founding principle – quickly align the right resource for the work at hand with a premium placed on value, efficiency and ease of use.

Our pioneering approach to workforce strategy uniquely positions us to support our clients on their transformation journeys. With more than 4,000 professionals, we annually engage with over 2,400 clients around the world from more than 70 practice offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 89 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RECN-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expectations for growth and our new business pipeline. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include our ability to successfully execute on our strategic initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 25, 2019 and our other public filings made with the Securities and Exchange Commission (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The following are the Company’s non-GAAP measures:

  Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.
  Organic revenue is calculated as GAAP revenue less revenues from acquired businesses and revenues related to businesses that the Company disposed of either through sale or abandonment.
  Constant currency organic revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect and applied to the same organic revenue in the comparable prior year period.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense and plus or minus contingent consideration adjustments.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act in the U.S., and non-cash impact of valuation allowances on international deferred tax assets.
  Adjusted provision for income taxes, adjusted net income and adjusted diluted earnings per common share were calculated based on the Company's cash tax rates, which exclude the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act, and non-cash tax impact of valuation allowances on international deferred tax assets.

We believe that constant currency revenue, organic revenue, constant currency organic revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted provision for income taxes, Adjusted net income, and Adjusted diluted earnings per common share, which are used by management to assess the core performance of our Company, also provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company and compare it to the Company’s peers. Constant currency revenue, organic revenue, constant currency organic revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per common share are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures, as well as the Adjusted provision for income taxes and cash tax rate should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 23,	November 24,	November 23,	November 24,
	2019	2018	2019	2018

	(Unaudited)		(Unaudited)
Revenue	$184,507	$188,799	$356,732	$367,357
Direct cost of services	110,130	115,378	214,852	225,785
Gross margin	74,377	73,421	141,880	141,572
Selling, general and administrative expenses	53,755	54,959	110,733	111,325
Operating income before amortization
and depreciation	20,622	18,462	31,147	30,247
Amortization of intangible assets	1,510	952	2,604	1,907
Depreciation expense	1,424	1,197	2,793	2,266
Operating income	17,688	16,313	25,750	26,074
Interest expense	551	608	1,033	1,134
Other (income)/expense	(537)	-	(537)	-
Income before provision for income taxes	17,674	15,705	25,254	24,940
Provision for income taxes	5,337	5,141	7,978	8,635
Net income	$12,337	$10,564	$17,276	$16,305
Net income per common share:
Basic	$0.39	$0.33	$0.54	$0.51
Diluted	$0.38	$0.33	$0.54	$0.50
Weighted average common shares outstanding:
Basic	31,984	31,721	31,852	31,731
Diluted	32,369	32,446	32,287	32,457
Cash dividends declared per common share	$0.14	$0.13	$0.28	$0.26

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
Organic Revenue	November 23,	November 24,	November 23,	November 24,
	2019	2018	2019	2018
Revenue (GAAP)	(Unaudited)		(Unaudited)
North America	$152,422	$153,823	$292,798	$299,994
Asia Pacific	12,716	11,813	25,802	23,516
Europe	19,369	23,163	38,132	43,847
Total revenue	$184,507	$188,799	$356,732	$367,357

Less: Impact of Acquisitions and Dispositions
North America	$5,788	$-	$7,184	$-
Asia Pacific	-	-	-	-
Europe	324	4,033	2,217	7,107
Total revenue	$6,112	$4,033	$9,401	$7,107

Organic Revenue
North America	$146,634	$153,823	$285,614	$299,994
Asia Pacific	12,716	11,813	25,802	23,516
Europe	19,045	19,130	35,915	36,740
Total revenue	$178,395	$184,766	$347,331	$360,250

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	November 23,	November 24,	November 23,	November 24,
Adjusted EBITDA and Adjusted EBITDA Margin	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net income	$12,337	$10,564	$17,276	$16,305
Adjustments:
Amortization of intangible assets	1,510	952	2,604	1,907
Depreciation expense	1,424	1,197	2,793	2,266
Interest expense	551	608	1,033	1,134
Provision for income taxes	5,337	5,141	7,978	8,635
Stock-based compensation expense	1,643	1,652	3,158	3,013
Contingent consideration adjustment	(131)	(130)	(262)	(33)
Adjusted EBITDA	$22,671	$19,984	$34,580	$33,227
Revenue	$184,507	$188,799	$356,732	$367,357
Adjusted EBITDA Margin	12.3%	10.6%	9.7%	9.0%

Adjusted Provision for Income Taxes, Annual Cash Tax Rate, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

	Three Months Ended		Six Months Ended
	November 23,	November 24,	November 23,	November 24,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Provision for income taxes	$5,337	$5,141	$7,978	$8,635
Effect of non-cash tax items:
Stock-based compensation expense	(33)	(434)	(76)	(795)
Valuation allowance on international deferred tax assets	(115)	(121)	(448)	(305)
Other non-cash tax items	(8)	-	(8)	(3)
Adjusted provision for income taxes	$5,181	$4,586	$7,446	$7,532

Effective tax rate	30%	33%	32%	35%
Total effect of non-cash tax items on effective tax rate	(1%)	(4%)	(3%)	(5%)
Annual cash tax rate	29%	29%	29%	30%

Net income	$12,337	$10,564	$17,276	$16,305
Total effect of non-cash tax items on net income	156	555	532	1,103
Adjusted net income	$12,493	$11,119	$17,808	$17,408

Diluted earnings per common share	$0.38	$0.33	$0.54	$0.50
Effect of non-cash tax items on diluted earnings per common share	0.01	0.01	0.01	0.04
Adjusted diluted earnings per common share	$0.39	$0.34	$0.55	$0.54

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	November 23,	May 25,
SELECTED BALANCE SHEET INFORMATION:	2019	2019

	(Unaudited)

Cash and cash equivalents	$43,033	$43,045
Accounts receivable, less allowances	$137,371	$133,304
Total assets	$496,352	$428,370
Current liabilities	$97,923	$91,416
Total stockholders’ equity	$300,265	$282,396

	Six Months Ended
	November 23,	November 24,
SELECTED CASH FLOW INFORMATION:	2019	2018

	(Unaudited)

Cash flow -- operating activities	$17,218	$1,665
Cash flow -- investing activities	$(25,471)	$(3,408)
Cash flow -- financing activities	$8,485	$(13,298)

	November 23,	May 25,
SELECTED OTHER INFORMATION:	2019	2019
Consultant headcount, end of period	3,072	2,965
Average bill rate, second quarter	$123	$124
Average pay rate, second quarter	$61	$62
Average bill rate (constant currency-Q2 19), second quarter	$124	--
Average pay rate (constant currency-Q2 19), second quarter	$62	--
Common shares outstanding, end of period	32,138	31,588

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Jennifer Ryu, Interim Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com